AMENDMENT NO. 1
SECOND AMENDED AND RESTATED DEPOSIT AGREEMENT

by and among
KONINKLIJKE DSM N.V.
as Issuer,
DEUTSCHE BANK TRUST COMPANY AMERICAS
as Depositary,
AND
THE HOLDERS AND BENEFICIAL OWNERS
OF AMERICAN DEPOSITARY SHARES EVIDENCED BY
AMERICAN DEPOSITARY RECEIPTS ISSUED HEREUNDER
Dated as of October 14, 2022

THIS AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED DEPOSIT AGREEMENT, dated as of October 14, 2022 (hereafter, the “Amendment”) is amending the Second Amended and Restated Deposit Agreement dated as of July 9, 2012 (the “Deposit Agreement”), and is entered into by and between (i) Koninklijke DSM N.V., a company incorporated under the laws of the Netherlands  (together with its successors, the “Company”), (ii) Deutsche Bank Trust Company Americas, an indirect wholly owned subsidiary of Deutsche Bank A.G., acting in its capacity as depositary, with its principal office at 1 Columbus Circle, New York, NY 10019, United States of America (the “Depositary”, which term shall include any successor depositary hereunder) and (iii) all Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued hereunder (all such capitalized terms as hereinafter defined).
W I T N E S S E T H  T H A T:
WHEREAS, pursuant to the Deposit Agreement the Company has established and maintains an ADR facility with the Depositary to provide for the deposit of Shares and the creation of American Depositary Shares representing the Shares so deposited; and
WHEREAS, it is now envisaged to amend certain provisions of the Deposit Agreement and the Receipts pursuant to the terms of this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.

DEFINITIONS
SECTION 1.1          All capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in the Deposit Agreement.
ARTICLE II.

AMENDMENTS
SECTION 2.1          All references in the Deposit Agreement to the form of American Depositary Receipt set out in Exhibit A thereto shall, as of the Effective Date (as defined herein), refer to the Receipts as amended by this Amendment.
SECTION 2.2          As of the Effective Date, Section 6.2 (Termination) shall be replaced in its entirety with the following single paragraph:
“SECTION 6.2      Termination.  The Depositary shall, at any time at the written direction of the Company, terminate this Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination, provided that, the Depositary shall be reimbursed for any amounts, fees, costs or expenses owed to it in accordance with the terms of this Deposit Agreement and in accordance with any other agreements as otherwise agreed in writing between the Company and the Depositary from time to time, before such termination shall take effect. If 90 days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and in either case a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.4, the Depositary may terminate this Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed for such termination. On and after the date of termination of this Deposit Agreement, the Holder will, upon surrender of such Receipt at the Principal Office of the Depositary, upon the payment of the charges of the Depositary for the surrender of Receipts referred to in Section 2.6 and subject to the conditions and restrictions therein set forth, and upon payment of any applicable taxes and/or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by such Receipt. If any Receipts shall remain outstanding after the date of termination of this Deposit Agreement, the Registrar thereafter shall discontinue the registration of transfers of Receipts, and the Depositary shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under this Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights or other property as provided in this Deposit Agreement, and shall continue to deliver Deposited Securities, subject to the conditions and restrictions set forth in Section 2.6, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, or charging, as the case may be, in each case, the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of this Deposit Agreement and any applicable taxes and/or governmental charges or assessments). At any time after the expiration of 30 days from the date of termination of this Deposit Agreement, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, in an unsegregated account, without liability for interest for the pro rata benefit of the Holders of Receipts whose Receipts have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under this Deposit Agreement with respect to the Receipts and the Shares, Deposited Securities and American Depositary Shares, except to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case, the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of this Deposit Agreement and any applicable taxes and/or governmental charges or assessments). Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary hereunder. The obligations under the terms of the Deposit Agreement and Receipts of Holders and Beneficial Owners of ADSs outstanding as of the effective date of any termination shall survive such effective date of termination and shall be discharged only when the applicable ADSs are presented by their Holders to the Depositary for cancellation under the terms of the Deposit Agreement and the Holders have each satisfied any and all of their obligations hereunder (including, but not limited to, any payment and/or reimbursement obligations which relate to prior to the effective date of termination but which payment and/or reimbursement is claimed after such effective date of termination).”

SECTION 2.3          As of the Effective Date, item (21) (Termination) of the Form of Receipt set forth in Exhibit A to the Deposit Agreement shall be replaced in its entirety with the following single paragraph:
“(21)    Termination.   The Depositary shall, at any time at the written direction of the Company, terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination provided that, the Depositary shall be reimbursed for any amounts, fees, costs or expenses owed to it in accordance with the terms of the Deposit Agreement and in accordance with any other agreements as otherwise agreed in writing between the Company and the Depositary from time to time, before such termination shall take effect. If 90 days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and in either case a successor depositary shall not have been appointed and accepted its appointment as provided herein and in the Deposit Agreement, the Depositary may terminate the Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed for such termination. On and after the date of termination of the Deposit Agreement, the Holder will, upon surrender of such Holder's Receipt at the Principal Office of the Depositary, upon the payment of the charges of the Depositary for the surrender of Receipts referred to in Article (2) hereof and in the Deposit Agreement and subject to the conditions and restrictions therein set forth, and upon payment of any applicable taxes and/or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by such Receipt. If any Receipts shall remain outstanding after the date of termination of the Deposit Agreement, the Registrar thereafter shall discontinue the registration of transfers of Receipts, and the Depositary shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, subject to the conditions and restrictions set forth in the Deposit Agreement, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes and/or governmental charges or assessments). At any time after the expiration of 30 days from the date of termination of the Deposit Agreement, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, in an unsegregated account, without liability for interest for the pro rata benefit of the Holders of Receipts whose Receipts have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement with respect to the Receipts and the Shares, Deposited Securities and ADSs, except to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes and/or governmental charges or assessments). Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except as set forth in the Deposit Agreement.  The obligations under the terms of the Deposit Agreement and Receipts of Holders and Beneficial Owners of ADSs outstanding as of the effective date of any termination shall survive such effective date of termination and shall be discharged only when the applicable ADSs are presented by their Holders to the Depositary for cancellation under the terms of the Deposit Agreement and the Holders have each satisfied any and all of their obligations hereunder (including, but not limited to, any payment and/or reimbursement obligations which relate to prior to the effective date of termination but which payment and/or reimbursement is claimed after such effective date of termination).”

SECTION 2.4          As of the Effective Date, all references in the Deposit Agreement and the Receipts to “60 Wall Street, New York, New York 10005, U.S.A” are amended to “1 Columbus Circle, New York, New York 10019, U.S.A.”

ARTICLE III.

MISCELLANEOUS
SECTION 3.1          This Amendment is dated as of the date set forth above and shall be effective after the expiration of 30 days after notice of the amendments provided for herein shall have been given to the Holders (the “Effective Date”). From and after the Effective Date, the Deposit Agreement and the Receipts shall be amended as provided in this Amendment and references thereto shall be treated as references to them as so amended.
SECTION 3.2          Receipt certificates issued prior to the Effective Date which do not reflect the changes to the Form of American Depositary Receipt effected hereby do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement, as amended by this Amendment. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.
Holders and Beneficial Owners of ADSs issued pursuant to the Deposit Agreement prior to the date hereof and outstanding as of the date hereof shall, from and after the date hereof, be deemed owners and Holders of ADSs issued pursuant to, and be subject to all of the terms and conditions of, the Deposit Agreement, as amended by this Amendment, in all respects.
SECTION 3.3          This Amendment is supplemental to the Deposit Agreement and shall be read and construed as one instrument together with the Deposit Agreement. Except as amended by this Amendment, the Deposit Agreement shall continue in full force and effect.
SECTION 3.4          This Amendment may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Amendment shall not be effective until each of the parties has executed at least one counterpart.
SECTION 3.5          This Amendment shall be interpreted in accordance with, and all rights hereunder and the provisions hereof shall be governed by, the laws of the State of New York without reference to the principles of choice of law thereof. Any dispute and any non-contractual obligations arising out of or in connection with this Amendment shall be referred to and finally settled in accordance with the provisions of Section 7.6 of the Deposit Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, KONINKLIJKE DSM N.V. and DEUTSCHE BANK TRUST COMPANY AMERICAS have duly executed this Deposit Agreement as of the day and year first above set forth and all Holders and Beneficial Owners shall become parties hereto upon acceptance by them of American Depositary Shares evidenced by Receipts issued in accordance with the terms hereof.
KONINKLIJKE DSM N.V.
By:	/s/ Dave Huizing
Name: Dave Huizing
Title: VP Investor Relations

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Michael Tompkins
Name: Michael Tompkins
Title: Director

By:	/s/ Michael Curran
Name: Michael Curran
Title: Vice President